Exhibit 99.1

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Announces Expiration and Final Results of

Tender Offer for its 8.375% Notes Due 2010

ATLANTA, December 10, 2009 – Acuity Brands, Inc. (NYSE: AYI) (the “Company”) today announced the expiration and final results of its previously announced cash tender offer to purchase any and all of the outstanding 8.375% Notes due August 1, 2010 (CUSIP No. 00508YAB8) (the “Notes”), as to which the Company and Acuity Brands Lighting, Inc. are co-obligors. The tender offer was made pursuant to an Offer to Purchase dated December 1, 2009 (the “Offer to Purchase”) and related Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer. As of December 1, 2009, the aggregate principal amount of the Notes outstanding was $200 million.

The tender offer expired at 5:00 p.m., New York City time, on December 9, 2009. $175,745,000 in aggregate principal amount of the Notes, representing approximately 87.87% of the outstanding Notes, were validly tendered and not validly withdrawn in the tender offer. The Company has accepted for purchase all such Notes. The total consideration plus the applicable accrued and unpaid interest will be paid to the tendering holders today, which is the settlement date.

J.P. Morgan Securities Inc. and Banc of America Securities LLC served as the dealer managers for the tender offer and Global Bondholder Services Corporation served as the depositary and information agent for the tender offer.

About Acuity Brands, Inc.

Acuity Brands, Inc., the parent company of Acuity Brands Lighting, Inc. and other subsidiaries, is one of the world’s leading providers of lighting fixtures and related products and services with fiscal year 2009 net sales of over $1.6 billion. The Company’s brands include Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, RELOC®, MetalOptics®, Antique Street Lamps™, Tersen™, Synergy® Lighting Controls, Sensor Switch® , Lighting Control & Design™, and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,000 associates and has operations throughout North America and in Europe and Asia.